UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 9, 2010

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10957 McCormick Road, Hunt Valley, Maryland	21031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 316-9900

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2010, the board of directors of Game Trading Technologies, Inc. (the “Company”) appointed Jack Koegel as lead independent director of the Company.  There is no understanding or arrangement between Mr. Koegel and any other person pursuant to which Mr. Koegel was selected as a director. As of the date of this Current Report, Mr. Koegel has not been named to any committee of the board of directors. In connection with his appointment as a director, Mr. Koegel received an option to purchase 50,000 shares of the Company’s common stock at a price of $2.50 per share and an option to purchase 100,000 shares of the Company’s common stock at a price of $4.60 per share.  The options vest in three (3) equal annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of March 9, 2011 and March 9, 2012, respectively.  These options were issued under the Company’s 2009 Incentive Stock Plan.

Since November 2004, Mr. Koegel has worked as a consultant for various private investment funds and their retail and consumer related portfolio companies working on business improvements, management oversight and due diligence and has been providing strategic advice on merger and acquisition transactions.  Mr. Koegel has had a distinguished career in retailing over the past 35 years, with a strong background in merchandizing and general management. During his career, Mr. Koegel has held senior positions at May Co., Target Corp., ShopKo, Zayre Stores and he was President and Chief Executive Officer of SuperValu’s Twin Valu Stores, and was President and Chief Operating Officer at Wholesale Depot.  Mr. Koegel received a B.A. from the University of Minnesota in 1974 and completed advanced management training at Harvard University and Babson University.  Mr. Koegel is also currently a Director of Lifetime Brands, Inc. (Nasdaq: LCUT).

A copy of the press release announcing Mr. Koegel’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated March 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: March 12, 2010	By:	/s/ Rodney Hillman
Rodney Hillman
Chief Operating Officer